                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      HOME PRODUCTS INTERNATIONAL, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                       HOME PRODUCTS INTERNATIONAL, INC.
                             4501 WEST 47TH STREET
                            CHICAGO, ILLINOIS 60632

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 21, 1997

To the Stockholders of Home Products International, Inc.

     The Annual Meeting of Stockholders of Home Products International, Inc. a Delaware corporation (the "Company"), will be held on Wednesday, May 21, 1997 at 10:30 a.m., local time, at The Standard Club, 320 South Plymouth Court, Chicago, IL 60604 for the following purposes, as more fully described in the accompanying Proxy Statement.

     1. To elect six (6) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

     2. To approve an amendment to the 1994 Stock Option Plan to increase the maximum aggregate number of shares of Common Stock as to which options may be granted from 450,000 to 1,050,000.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's Common Stock at the close of business on March 26, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, also as more fully described in the Proxy Statement.

     All stockholders are cordially invited to attend the meeting. Those who cannot attend are urged to sign, date and otherwise complete the enclosed proxy and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

                                          For the Board of Directors,

                                          James R. Tennant

                                          James R. Tennant
                                          Chairman of the Board

Chicago, Illinois
April 4, 1997

                       HOME PRODUCTS INTERNATIONAL, INC.
                             4501 WEST 47TH STREET
                            CHICAGO, ILLINOIS 60632

                               ------------------

                                PROXY STATEMENT

                               ------------------

                        APPROXIMATE DATE PROXY MATERIAL
                          FIRST SENT TO STOCKHOLDERS:
                                 APRIL 9, 1997

                               ------------------

     The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Home Products International, Inc., a Delaware corporation (the "Company"), to be held on Wednesday, May 21, 1997, and any adjournments thereof (the "Meeting"), for the purposes stated in the attached Notice of Annual Meeting of Stockholders.

                              GENERAL INFORMATION

SOLICITATION OF PROXIES

     A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone or facsimile by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy solicitation material to beneficial owners of the Company's Common Stock.

AUTHORITY CONFERRED BY PROXIES

     The shares represented by proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted; (1) FOR the election of all nominee directors specified herein; and (2) FOR the approval of the amendment to the 1994 Stock Option Plan. As to the other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and one is a director and executive officer of the Company and the other is an executive officer of the Company.

REVOCABILITY OF PROXIES

     Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iii) attendance at the Meeting and voting in person.

VOTING SECURITIES AND RECORD DATE

     The Company's voting securities consist of one class of Common Stock, par value $0.01 per share (the "Common Stock"), and one class of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The Company had 4,322,922 outstanding shares of Common Stock and no shares of Preferred Stock outstanding as of the close of business on March 26, 1997 (the "Record Date"). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of one-third of the shares of Common Stock outstanding on the Record Date, either in person or by proxy, will constitute a quorum.

     Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention and a broker non-vote will have the same effect as a vote "against" the proposal. The affirmative vote by a majority of the shares present (whether in person or by proxy) will be required to approve the amendment to the 1994 Stock Option Plan. For the election of directors, the six nominees who receive the most votes will be elected.

SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth information as of March 26, 1997, with respect to the beneficial ownership of the Company's outstanding shares of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, each executive officer named in the Summary Compensation Table and all the directors and executive officers of the Company as a group.

                    NAME AND ADDRESS OF                          NUMBER OF SHARES     PERCENT
                      BENEFICIAL OWNER                          BENEFICIALLY OWNED    OF CLASS
                    -------------------                         ------------------    --------
Estate of Norma L. Ragir(1).................................          772,846          17.9%
  200 North LaSalle Street
  Suite 2100
  Chicago, Illinois 60606
Estate of Meyer J. Ragir(1).................................          716,155          16.7%
  200 North LaSalle Street
  Suite 2100
  Chicago, Illinois 60606
Marshall Ragir(2)...........................................           67,093           1.6%
Jeffrey C. Rubenstein (3)(4)................................           25,550           *
Joel D. Spungin.............................................            7,500           *
Daniel B. Shure.............................................            6,400           *
Charles R. Campbell.........................................            6,000           *
Lowell L. Ruffer(5).........................................                0           *
Leonard Tocci...............................................          379,200           8.8%
  4501 West 47th Street
  Chicago, Illinois 60632
James R. Tennant(6).........................................          197,486           4.6%
James E. Winslow............................................            8,477           *
Peter L. Graves.............................................            3,566           *
Jeffrey R. Dolan............................................            3,003           *
Michael J. Ricard(7)........................................            2,265           *
All Directors and Executive Officers as a Group (15
  persons)(8)...............................................        2,195,567          50.8%

-------------------------
 *  Less than 1%.

(1) Mr. Jeffrey C. Rubenstein, a director of the Company, is the executor of the estates of Meyer J. Ragir and Norma L. Ragir.

(2) Includes 66,993 shares of Common Stock beneficially owned by the Meyer J. Ragir Family Irrevocable Trust -- Marshall Ragir Separate Trust with respect to which Mr. Ragir, in his capacity as a co-trustee, exercises shared voting and investment power. Does not include 157,624 shares of Common Stock beneficially owned by the MJR/NLR Gift Trust -- Marshall Ragir Separate Trust with respect to which Mr. Ragir does not exercise sole or shared voting or investment power.

(3) Mr. Rubenstein is the executor of the estate of Meyer J. Ragir and the estate of Norma L. Ragir and in such capacity exercises voting and investment power with respect to the shares of Common Stock beneficially owned by these estates. Mr. Rubenstein is co-trustee of the MJR/NLR Gift Trust -- Judith Ragir Separate Trust (157,623 shares), the MJR/NLR Gift Trust -- Robert Ragir Separate Trust (145,123 shares) and the MJR/NLR Gift Trust -- Marshall Ragir Separate Trust (157,624 shares) and, in such capacities, exercises shared voting and investment power with respect to the shares of Common Stock beneficially owned by such trusts. Mr. Rubenstein is also co-trustee of the Meyer J. Ragir Family Irrevocable Trust -- Judith Ragir Separate Trust (66,994 shares) and the Meyer J. Ragir Family Irrevocable Trust -- Marshall Ragir Separate Trust (66,993 shares) and, in such capacities, exercises shared voting and investment power with respect to the shares of Common Stock beneficially owned by such trusts. Mr. Rubenstein in his various capacities exercises either sole or shared voting and investment power to

    2,083,358 shares of Common Stock or 48% of the outstanding shares of stock as of March 26, 1997. Mr. Rubenstein disclaims beneficial ownership of these shares of Common Stock.

(4) Includes 5,050 shares beneficially owned by Mr. Rubenstein's adult children, as to which 5,050 shares Mr. Rubenstein disclaims beneficial ownership.

(5) Mr. Lowell L. Ruffer is a co-trustee of the MJR/NLR Gift Trust -- Judith Ragir Separate Trust (157,623 shares), the MJR/NLR Gift Trust -- Robert Ragir Separate Trust (145,123 shares) and the MJR/NLR Gift Trust -- Marshall Ragir Separate Trust (157,624 shares) and, in such capacities, exercises shared voting and investment power with respect to the shares of Common Stock owned by such trusts. Mr. Ruffer in his various capacities, exercises shared voting and investment power with respect to 460,370 shares of Common Stock or 11% of the outstanding shares of stock as of March 26, 1997. Mr. Ruffer disclaims beneficial ownership of these shares of Common Stock.

(6) Includes 188,150 shares of Common Stock subject to stock options exercisable within 60 days of March 26, 1997.

(7) Includes 1,117 shares of Common Stock subject to stock options exercisable within 60 days of March 26, 1997.

(8) Includes 189,267 shares of Common Stock subject to stock options exercisable within 60 days of March 26, 1997.

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The By-Laws of the Company currently provide that the Board of Directors shall consist of at least five directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the six nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company's Board of Directors. The proxies cannot be voted for a greater number of persons than the number of nominees named. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

NOMINEES

     The Board of Directors has nominated for election the following individuals, all of whom are currently directors:

     Charles R. Campbell, age 57, has been a Director of the Company since September, 1994. Since 1996, Mr. Campbell has been a management consultant with the Everest Group. From 1995 to 1996, Mr. Campbell was President of C. R. Campbell & Associates, a management consulting firm. From 1985 to 1995 Mr. Campbell was Senior Vice President, Chief Financial and Administrative Officer of Federal Signal Corporation, a diversified manufacturer of capital goods. From 1982 to 1985, he was Vice President and Chief Financial Officer of the Masonite Corporation, a manufacturer of building products. Mr. Campbell is a member of the Compensation Committee and Audit Committee.

     Marshall Ragir, age 52, has been a Director of the Company since July, 1995. Since 1991, Mr. Ragir has been President and Chief Executive Officer of Know Business Inc., a venture capital and investment company. From 1982 until 1991, Mr. Ragir was a screen writer and film producer for various Hollywood film companies as well as independent film producers. Mr. Ragir is a member of the Compensation Committee. Mr. Ragir is a director of several charitable foundations and non-profit agencies.

     Jeffrey C. Rubenstein, age 55, has been a Director of the Company since September, 1986. Since 1991, Mr. Rubenstein has been a partner in the law firm of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., an Illinois professional corporation which is counsel to the Company. From January, 1989 until June, 1991, Mr. Rubenstein was of counsel to the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation and of which he was a principal until July, 1988. From March, 1988 until January, 1989, Mr. Rubenstein was President of Medical Management of America, Inc. a management services company for health care providers. Mr. Rubenstein is a member of the Company's Audit Committee. Mr. Rubenstein is a Director of Miller Building Systems, Inc., Vita Food Products, Inc. and a number of privately held firms.

     Daniel B. Shure, age 39, has been a director of the Company since December, 1994. Since 1988, Mr. Shure has been President and Chief Executive Officer of Strombecker Corporation, an international toy manufacturer and distributor. From 1987 to 1988, he was Vice President of Giftco, Inc., a wholesaler and distributor of non-durable products. From 1986 to 1987, Mr. Shure was Executive Vice President of North American Bear Company, a toy manufacturer. Mr. Shure is a member of the Compensation Committee. Mr. Shure is also a director of a number of privately held firms.

     Joel D. Spungin, age 59, has been a director of the Company since September, 1996. Since 1995, Mr. Spungin has been Managing Partner of DMS Enterprises, L. P., a consulting and management advisory partnership. Since 1994, he has been Chairman Emeritus of United Stationers, Inc. From 1981 to 1995, Mr. Spungin was employed by United Stationers, Inc., in various capacities with his final position being

Chairman of the Board and Chief Executive Officer. Mr. Spungin is a Director of United Stationers, Inc., AAR Corporation and a privately held firm.

     James R. Tennant, age 44, joined the Company as Chairman of the Board and Chief Executive Officer in April, 1994. Mr. Tennant was elected a Director of the Company in December, 1992 and was a member of the Company's Compensation Committee until April, 1994. From 1982 to 1994, Mr. Tennant was President of Foote, Cone & Belding/Direct, an international advertising firm. From 1979 to 1982, Mr. Tennant was employed by Young & Rubicam, an advertising agency, his final position being Senior Vice President.

COMMITTEES AND ATTENDANCE

     The Board of Directors met six times during the fifty-two weeks ended December 28, 1996. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which they serve. The Audit Committee, comprised of directors Charles R. Campbell and Jeffrey C. Rubenstein met three times during this period. The Audit Committee oversees the activities of the Company's independent auditors. The Compensation Committee, comprised of directors Charles R. Campbell, Marshall Ragir and Daniel B. Shure, met three times during this period. This Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees. The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company are not separately compensated for serving on the Board of Directors. Non-employee directors are paid an annual retainer of $2,500. In addition, they receive a fee of $1,750 for each Board of Directors meeting attended. Non-employee directors who are members of board committees also receive $500 for each committee meeting attended. During 1996, one non-employee director was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $4.625 per share, the fair market value as defined in the 1994 Stock Option Plan, on the date of grant.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ELECTION OF THE NOMINEES SET FORTH HEREIN.

PROPOSAL NO. 2

            APPROVAL OF THE AMENDMENT TO THE 1994 STOCK OPTION PLAN

     The Board of Directors recommends to the stockholders the approval of the proposed amendment to the 1994 Stock Option Plan (the "1994 Plan") to provide for an increase in the aggregate number of shares of Common Stock which may be issued pursuant to stock options granted thereunder by 600,000 shares. The 1994 Stock Option Plan currently provides that up to 450,000 shares granted thereunder of Common Stock may be issued pursuant to options granted thereunder. After giving effect to the proposed amendment to the 1994 Stock Option Plan, the maximum aggregate number of shares of Common Stock which may be issued pursuant to options granted, under the 1994 Plan will be 1,050,000 shares. Management believes that this amendment will further promote the Company's goals of enhancing the long-term profitability and stockholder value of the Company by offering stock-based incentives to employees and non-employees who are key to the growth and success of the Company.

     The maximum number of shares and the number of shares issuable upon exercise of an option are subject to adjustment in the event of stock splits, dividends, recapitalization and other similar changes affecting the Company's Common Stock. Options under the 1994 Plan may be granted only to employees, directors, consultants and independent contractors of the Company and its subsidiaries. The 1994 Plan is administered by the Board of Directors. The Board of Directors has complete discretion to select the optionees, the exercise price and payment terms and to establish the terms and conditions of each option, subject to the provisions of the 1994 Plan and applicable laws and regulations. The Board of Directors also has the authority to interpret the 1994 Plan. Options granted under the 1994 Plan may be "incentive stock options" ("Qualified Incentive

Option") as defined in Section 422A of the Internal Revenue Code of 1986 ("the Code") or non-qualified stock options depending upon the terms established by the Board of Directors at the time of grant. The exercise price of the options granted under the 1994 Plan is determined by the Board of Directors at the time of grant, but in the case of Qualified Incentive Options, the exercise price may not be less than 100% of fair market value at the time of grant (110% if the optionee owns more than 10% of the Company's Common Stock). Qualified Incentive Options may not be granted for a term greater than 10 years (5 years if the optionee owns more than 10% of the Company's Common Stock). The term of non-qualified stock options may be set by the Board of Directors. Options granted under the 1994 Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the 1994 Plan, shares subject to canceled or terminated options are reserved for subsequently granted options.

     The Board of Directors may amend the 1994 Plan at any time. However, any amendment that increases the number of shares for which options may be granted, changes the designation of employees eligible to receive options, causes Qualified Incentive Options to no longer qualify an "incentive stock options" under the Code, or otherwise requires approval of stockholders pursuant to Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934 Act") will be subject to such stockholder approval. The Board of Directors may terminate the 1994 Plan at any time.

FEDERAL INCOME TAX TREATMENT OF OPTIONS

     Under present federal income tax law, a participant receiving a non-qualified stock option under the 1994 Plan does not recognize taxable income on the date of grant of the option. However, the participant must generally recognize ordinary income when a non-qualified stock option is exercised in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The Company will recognize no tax deduction upon the grant of an option under the 1994 Plan. However, when a participant exercises a non-qualified stock option, the Company will generally recognize a tax deduction in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. Upon sale of the shares, any amount received in excess of the market value of the shares at the time of exercise of the option will generally be treated as long-term or short-term capital gain, depending on the holding period of the shares but for which the Company will not be entitled to tax deduction.

     A participant who is granted a Qualified Incentive Option would not recognize taxable income either on the date of grant or on the date of its timely exercise, although the exercise of a Qualified Incentive Option would be an item of tax preference income potentially subject to the alternative minimum tax. Upon disposition of the Common Stock acquired upon exercise of Qualified Incentive Option, capital gain or loss would be recognized in an amount equal to the difference between the sales price and the option exercise price, provided the participant has not disposed of the Common Stock within two years of the date of grant of the option and within one year from the date of exercise of the option. When a participant exercises a Qualified Incentive Option, the Company would not generally recognize a tax deduction. If the participant disposes of stock acquired through exercise of such an option before meeting the required holding periods, the participant will generally recognize ordinary income in the year of disposition in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the Common Stock on the date of exercise or (ii) the sale price of the stock. In such instance, the Company would recognize a deduction equal to the amount of ordinary income recognized by the participant.

     The number of shares of Common Stock which the executive officers of the Company would have been granted options to purchase under the 1994 Plan in the future and the dollar value of such options cannot currently be determined. The number of shares of Common Stock which the executive officers of the Company were granted an option to purchase under the 1994 Plan in the 1996 fiscal year and the exercise price of such option are disclosed in the "Option Grants in Last Fiscal Year" table under "Compensation of Executive Officers" herein. If the options granted to such executive officers were fully vested and immediately exercisable, each share subject to the option would have had an average dollar value of $3.46 based on the average of the high and low "sales" price of shares of the Common Stock as reported on The NASDAQ National Market on December 28, 1996 of $8.438.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1994 STOCK OPTION PLAN.

     COMPLIANCE WITH SECTION 16 (A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors, and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company or written representations that no other reports were required. The Company believes that during the 1996 fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation awarded to the chief executive officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers"). Mr. Tennant became Chairman and Chief Executive Officer of the Company in April, 1994. Mr. Winslow became an executive officer of the Company in November, 1994. Mr. Dolan became an executive officer of the Company in August, 1995. The compensation paid to Mr. Dolan in 1995 and to Mr. Graves, Mr. Ricard, and Mr. Winslow in 1994 is not required to be disclosed in this table.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                   ANNUAL COMPENSATION         AWARD
                                                 -----------------------    ------------
                                                                             SECURITIES         ALL OTHER
                                                                             UNDERLYING       COMPENSATION
     NAME AND PRINCIPAL POSITION         YEAR    SALARY ($)    BONUS ($)     OPTIONS #           ($)(1)
     ---------------------------         ----    ----------    ---------     ----------       ------------
James R. Tennant......................   1996     $250,000           -0-      200,000            $13,161
Chairman of the Board and Chief          1995      250,000      $100,000      350,000(2)           4,243
Executive Officer of Home Products       1994      175,769           -0-      350,000                -0-
and Chief Executive Officer of
Selfix, Inc.
James E. Winslow......................   1996      173,262           -0-       25,000             10,576
Executive Vice President, Chief          1995      170,000       118,000(3)    60,000(2)           4,141
Financial Officer and Secretary of
Home Products and Executive Vice
President of Selfix, Inc.
Jeffrey R. Dolan......................   1996      131,292           -0-          -0-              3,443
Senior Vice President -- Sales and
Marketing of Selfix, Inc.
Peter L. Graves.......................   1996      102,865           -0-        6,000              8,298
Vice President -- Product Marketing      1995      102,865        34,254       10,000(4)           7,141
of Selfix, Inc.
Michael J. Ricard.....................   1996      104,120           -0-          -0-              6,375
Vice President -- General Manager        1995      100,732        32,786       20,000              6,570
of Shutters, Inc.

-------------------------
(1) Reflects amounts contributed by the Company to the Company's Profit Sharing and Savings Plan and Trust (including a 401(k) Plan).

(2) Reflects replacement options granted in fiscal 1995 to these Named Executive Officers. See "Ten-Year Option Repricings" table. No other options were granted to these Named Executive Officers in fiscal 1995.

(3) Includes a $50,000 payout pursuant to Mr. Winslow's continued employment by the Company.

(4) Reflects replacement options granted in fiscal 1995 to this Named Executive Officer to replace cancelled options that were also granted in fiscal 1995. See "Ten-Year Option Repricing" table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information on option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at December 28, 1996.

                                                              NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN THE
                                    SHARES                   OPTIONS AT DECEMBER 28,             MONEY OPTIONS AT
                                   ACQUIRED                          1996(1)                   DECEMBER 28, 1996(2)
                                      ON        VALUE      ----------------------------    ----------------------------
             NAME                  EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
             ----                  --------    --------    -----------    -------------    -----------    -------------
James R. Tennant...............      -0-         $-0-         5,000          550,000         $10,625       $1,318,750
James E. Winslow...............      -0-          -0-           -0-           85,100             -0-          192,313
Jeffrey R. Dolan...............      -0-          -0-           -0-           30,100             -0-           49,138
Peter L. Graves................      -0-          -0-         1,629           16,100           6,840           40,689
Michael J. Ricard..............      -0-          -0-         1,117           20,100           2,779           32,938

-------------------------
(1) Future exercisability is subject to vesting and the optionee remaining employed by the Company.

(2) Value is calculated by subtracting the exercise price from the assumed fair market value of the securities underlying the option at fiscal year-end and multiplying the result by the number of in-the-money options held. There is no guarantee that if and when these options are exercised they will have this value. Fair market value was calculated based on the last reported sale price per share of the Common Stock as reported on The NASDAQ National Market on December 28, 1996 ($8.625).

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1996 to the Named Executive Officers.

                                                    INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                ---------------------------------------------------------       VALUE AT ASSUMED
                                NUMBER OF       PERCENTAGE OF                                 ANNUAL RATES OF STOCK
                                SECURITIES      TOTAL OPTIONS                                PRICE APPRECIATION FOR
                                UNDERLYING        GRANTED TO      EXERCISE                       OPTION TERM(2)
                                 OPTIONS         EMPLOYEES IN       PRICE      EXPIRATION    -----------------------
                                GRANTED(1)      FISCAL YEAR(3)    ($/SHARE)       DATE          5%           10%
                                ----------      --------------    ---------    ----------       --           ---
James R. Tennant..............   200,000(4)         80.3%          $ 5.00       12-31-99       $70,803      $231,175
James E. Winslow..............    10,000             4.0%           4.625       02-08-06        29,086        73,711
                                  15,000             6.0%            5.00       11-07-06        86,871       182,753
Peter L. Graves...............     6,000             2.4%           4.625       02-08-06        17,452        44,226
Jeffrey R. Dolan..............        --               --              --             --            --            --
Michael J. Ricard.............        --               --              --             --            --            --

-------------------------
(1) All options (with the exception of options granted to Mr. Tennant) have a ten year term and become exerciseable in equal annual increments over a 3 year vesting period beginning 3 years from the date of grant.

(2) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are based on the requirements of the Commission and do not reflect the Company's estimate of future stock price performance.

(3) The Company granted options representing 248,900 shares in 1996.

(4) The options become exerciseable in equal annual increments over a 3 year vesting period beginning January 1, 1997.

TEN-YEAR OPTION REPRICINGS

     During 1995, the Company's Board of Directors cancelled options to purchase 460,000 shares of Common Stock held by various members of senior management at exercise prices ranging from $7.50 to $12.00 per share and issued replacement options to purchase the same number of shares of Common Stock at prices ranging from $6.00 to $8.00 per share which exceeded the fair market value, as defined in the 1994 Stock Option Plan, on the date of grant. The options were cancelled and repriced to provide a more realistic and attainable incentive based on the market price of the Common Stock ($4.25) on the date of grant.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                   LENGTH OF ORIGINAL
                              NUMBER OF SECURITIES   MARKET PRICE OF   EXERCISE PRICE                 OPTION TERM
                               UNDERLYING OPTIONS     STOCK AT TIME      AT TIME OF       NEW      REMAINING AT DATE
                                  REPRICED OR        OF REPRICING OR    REPRICING OR    EXERCISE    OF REPRICING OR
                       DATE        AMENDED(1)           AMENDMENT        AMENDMENT       PRICE         AMENDMENT
                       ----   --------------------   ---------------   --------------   --------   ------------------
James R. Tennant.....  5/95         100,000               $4.25            $ 7.50        $6.00           49 mos.
                       5/95         175,000                4.25             10.00         7.00           49 mos.
                       5/95          75,000                4.25             12.00         8.00           49 mos.
James E. Winslow.....  5/95          20,000                4.25              7.50         6.00          114 mos.
                       5/95          20,000                4.25             10.00         7.00          114 mos.
                       5/95          20,000                4.25             12.00         8.00          114 mos.
Peter L. Graves......  5/95           3,334                4.25              7.50         6.00          117 mos.
                       5/95           3,333                4.25             10.00         7.00          117 mos.
                       5/95           3,333                4.25             12.00         8.00          117 mos.

-------------------------
(1) Does not include options to purchase 40,000 shares of Common Stock that were cancelled and replaced in May 1995 and subsequently cancelled.

EMPLOYMENT AGREEMENTS

     James R. Tennant is employed as Chairman of the Board and Chief Executive Officer pursuant to an employment agreement which commenced January 1, 1997 and expires December 31, 1999. The employment agreement provides for an annual base salary of $275,000. Mr. Tennant is also entitled to receive a discretionary bonus, based on the Company's financial performance. Mr. Tennant's agreement also includes provisions for severance. In addition, Mr. Tennant is entitled, at his option, to receive a $1,000,000 payment from the Company or to exercise all his stock options as if all stock options were vested if a change in control of the Company ownership, as defined in the employment agreement, occurs at a common stock price greater than or equal to $5.50 per share. Mr. Tennant was also granted 350,000 replacement options at prices ranging from $6.00 to $8.00 and 200,000 options at a price of $5.00 per share which expire December 31, 1999. The employment agreement provides that the expiration date of these options can be extended until April 30, 2005 if the trading price of the Company's Common Stock exceeds $10.00 per share for the entire month of December, 1999.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee ("Committee") determines and administers the compensation of the Company's executive officers.

COMPENSATION PHILOSOPHY

     At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interests of the Company. The Committee actions related to the compensation of the chief executive officer of the Company are submitted to the full Board of Directors for ratification.

     The Committee believes that the Company's overall financial performance should be an important factor in the total compensation of the Company's executive officers. At the executive officer level, the Committee has a policy that a significant portion of the total compensation should consist of variable, performance-based components, such as stock awards and bonuses, which can increase or decrease to reflect changes in corporate and individual performances. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

     The Committee takes into account various qualitative and quantitative indicators of the Company and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. While the Committee considers such Company performance measures as net income, earnings per share, return on average stockholders' equity and return on average total assets, the Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry.

     Where possible, the Committee will attempt to evaluate the total compensation of the Company's chief executive officer and other executive officers in light of information regarding the compensation practices and corporate financial performance of a peer group consisting of competitive companies of similar asset size. From time to time, the Committee also receives assessments and advice regarding the Company's compensation practices from independent compensation consultants.

BASE SALARY/ANNUAL BONUS/STOCK OPTIONS

     Base salaries for the chief executive officer and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focuses primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Company has not determined the performance bonus to be paid to Mr. Tennant in 1997 based on the Company's 1996 pre-tax results pursuant to the terms of his Employment Agreement. Performance bonuses to other executive officers of the Company are expected to be paid in 1997 based on the 1996 results. Such performance bonus has not yet been determined.

     In approving grants and awards under the Option Plan, the Committee considers various quantitative and qualitative factors. The number of options previously awarded to and held by executive officers is reviewed but is only one factor in determining the size of current option grants.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Compensation of the Chief Executive Officer for the 1996 fiscal year was determined pursuant to the terms of Mr. Tennant's employment agreement. Pursuant to this employment agreement, Mr. Tennant was also granted options to purchase 200,000 shares of Common Stock at a price of $5.00 per share in 1996.

     The Committee also approved the compensation of the Company's other executive officers for 1996, following the principles and procedures outlined in this report.

                             Compensation Committee
                                 Charles R. Campbell
                                 Daniel B. Shure
                                 Marshall Ragir

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the 1934 Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph included in "Company Stock Performance" shall not be incorporated by reference into any such filings.

COMPANY STOCK PERFORMANCE

     The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return on the NASDAQ Market Index and a selected industry index (SIC code 3089 -- Plastics Products N.E.C.). The graph is for a period of five years and assumes $100 was invested on January 1, 1992. Cumulative total return assumes that dividends, if any, were reinvested. The cumulative total return set forth in the graph is not necessarily indicative of future returns.

         MEASUREMENT PERIOD                  HOME             BROAD            BROAD
        (FISCAL YEAR COVERED)              PRODUCTS          INDUSTRY          MARKET
                                            INT'L.            INDEX
1991                                                100               100               100
1992                                              60.47             98.15            100.98
1993                                             132.56            124.86            121.13
1994                                              83.72             122.7            127.17
1995                                             104.65            148.74            164.96
1996                                             153.49            191.56            204.98

                     ASSUMES $100 INVESTED ON JAN. 1, 1992
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1996

                                               1/1/92    12/26/92   12/25/93   12/31/94   12/30/95   12/28/96
                                               ------    --------   --------   --------   --------   --------
Home Products................................  $100.00    $ 60.47    $132.56    $ 83.72    $104.65    $153.49
SIC Code Index...............................   100.00      98.15     124.86     122.70     148.74     191.56
NASDAQ Market Index..........................   100.00     100.98     121.13     127.17     164.96     204.98

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its principal office and manufacturing and distribution facility in Chicago, Illinois from the three separate MJR/NLR Gift Trusts (-- Judith Ragir Separate Trust, -- Robert Ragir Separate Trust and -- Marshall Ragir Separate Trust). Marshall Ragir is a director of the Company and is the brother of Judith Ragir and Robert Ragir. The Company made aggregate payments to the MJR/NLR Gift Trusts under the lease of $467,139 during the 1996 fiscal year and $491,417 during the 1995 fiscal year. Rent payments are subject to adjustment every three years to reflect increases in the Consumer Price Index. The lease expires in July, 2010. The Company believes that the rent paid to the MJR/NLR Gift Trusts under the lease represents fair market value and that the other terms and conditions are commercially reasonable.

     The Company's Selfix subsidiary leases a building in Scarborough, Ontario that was formerly the home of its Canadian packaging and distribution facility from the Ragir Children's Building Trust, (the "Building Trust"), the beneficiaries of which are Marshall Ragir, Judith Ragir and Robert Ragir. The Company made lease payments to the Building Trust of approximately $111,917 during the fifty-two weeks ended December 28, 1996. Lease payments are subject to adjustment every five years to reflect increases in the

Consumer Price Index. The lease was scheduled to expire in October, 1999. However, the Company has reached an agreement to terminate the lease as of March 31, 1997. The cost to terminate the lease will not have a significant effect on the Company's 1997 financial results.

     The Company entered into three exclusive patent licensing agreements with Meyer J. Ragir, two in 1971 and one in 1981, relating to patented manufacturing processes used to produce wood insert molded products and the patented design of certain suction lock and shower organizer products, which in each case was developed by Mr. Ragir. The licensing agreements also cover any improvements which Mr. Ragir developed with respect to such patents. The licensing agreements provide for payment of royalties based upon unit sales of licensed products subject to annual minimum royalties in the aggregate amount of $8,500. Pursuant to the licensing agreements, the Company accrued approximately $47,208 for the fifty-two weeks ended December 28, 1996 payable to Mr. Ragir's estate (the "Estate"). The Estate beneficially owns more than 5% of the Company's Common Stock. Pursuant to the licensing agreement the Company paid $75,385 to the Estate for the 1995 fiscal year.

     In 1996, Tamor purchased raw materials and packaging from vendors whose ownership was, or related, to officers of the Company. Such transactions were as follows: (i) raw materials totaling $1.9 million were purchased from a vendor which is owned by the brother of Leonard and Richard Tocci; and (ii) packaging totaling $1.9 million was purchased from a vendor which is 50% owned by Richard Tocci's father-in-law. Management believes the transactions were conducted on an arm's length basis at competitive prices.

     Mr. Jeffrey C. Rubenstein, a director of the Company, is a partner with the law firm of Much Shelist Freed Denenberg Ament Bell & Rubenstein P.C. which is the Company's general counsel.

     Except as described above, the Company is not a party to any other material transactions of the type required to be described herein.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed Arthur Andersen LLP, independent public accountants, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiary companies for 1997. Arthur Andersen LLP served as the Company's independent auditors in 1996. A representative of Arthur Andersen LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to stockholders' questions.

     The Company dismissed Grant Thornton LLP, its independent certified public accountants for the 1995 fiscal year effective April 12, 1996. In connection with the audits of the Company's annual consolidated financial statements for the 1995 fiscal year (the "1995 Audit") and during the interim period prior to the dismissal, there were no disagreements with the former accountants on any matter or accounting principle or practice, financial statement disclosure, or auditing scope or procedure. The former accountant's report included in the 1995 Audit was unqualified. The Company engaged Arthur Andersen LLP as its new independent public accountants effective with the dismissal of its former accountants. During the Company's 1995 fiscal year and during the interim period prior to engagement, there were no consultations with Arthur Andersen LLP with regard to either the application of accounting principles as to any specific transaction, either completed or proposed; the type of audit opinion that would be rendered on the Company's financial statements; or any matter of disagreements with the former accountants. The Company's Board of Directors approved the Audit Committee's recommendation to change accountants.

ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders has previously been sent to the Company's stockholders or accompanies this Proxy Statement. The Company's Annual Report on Form 10-K for the fifty-two weeks ended December 28, 1996, as filed with the Securities and Exchange Commission, is available without charge to any stockholder upon written request to James E. Winslow, Investor Relations, Home Products International, Inc., 4501 West 47th Street, Chicago, Illinois 60632. Copies of exhibits filed with the

Form 10-K will be furnished, if requested, upon payment of the Company's reasonable expenses in furnishing those materials.

STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's 1998 annual meeting of stockholders must be received by the Company not later than January 31, 1998, at the Company's principal executive offices at 4501 West 47th Street, Chicago, Illinois 60632.

OTHER MATTERS

     Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

                                          For the Board of Directors,

                                          James R. Tennant

                                          James R. Tennant
                                          Chairman of the Board

Chicago, Illinois
April 4, 1997

                                     PROXY

                       HOME PRODUCTS INTERNATIONAL, INC.
                             4501 WEST 47TH STREET
                            CHICAGO, ILLINOIS 60632

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James R. Tennant and James E. Winslow as Proxies, (jointly and severally), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Home Products International, Inc. held of record by the undersigned on March 26, 1997 at the Annual Meeting of Stockholders to be held on May 21, 1997 or any adjournment thereof.

        In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" APPOVAL OF THE AMENDMENT TO THE 1994 STOCK OPTION PLAN.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related proxy statement.

                        (Continued on the reverse side)

                             -FOLD AND DETACH HERE-

1.  ELECTION OF DIRECTORS.              (Instructions:  To withhold authority to vote for any individual nominee, strike a line through a nominee's name in the list below.)
    FOR all nominees       WITHHOLD
     listed to the right   AUTHORITY
   (except as marked to    to vote for
       the contrary)       all nominees
                             listed     Charles R. Campbell, Marshall Ragir, Jeffrey C. Rubenstein, Daniel B. Shure, Joel D.
                                        Spungin, James R. Tennant.


2.  Approval of amendment to the 1994                     3.  In their discretion, the Proxies are authorized to vote upon such
    Stock Option Plan                                         other business as may properly come before the meeting.

            FOR    AGAINST    ABSTAIN

                                                                                Date:______________________________________,1997

                                                                                ________________________________________________
                                                                                Signature

                                                                                ________________________________________________
                                                                                Signature (if held jointly)

                                                                                Please sign exactly as name appears hereon.  When
                                                                                shares are held by joint tenants, both should sign.
                                                                                When signing as attorney, executor, administrator,
                                                                                trustee, or guardian, please give full title as
                                                                                such.  If a corporation, please sign in full
                                                                                corporate name by President or other authorized
                                                                                officer.  If a partnership, please sign in
                                                                                partnership name by authorized person.

                                                                                   PLEASE MARK, SIGN, DATE AND RETURN THE
                                                                                PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
-----------------------------------------------------------------------------------------------------------------------------------
                                                       -FOLD AND DETACH HERE-